Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Receives Continued Listing Standard Notice from the NYSE

Houston, Texas — November 15, 2017 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE: CIE) today announced that on November 14, 2017, it was notified by The New York Stock Exchange (“NYSE”) that Cobalt is no longer in compliance with certain continued listing standards that are applicable to Cobalt. Cobalt’s 30-day average closing share price as of November 13, 2017 was $0.95, in violation of the listing standard set forth in Section 802.01C of the NYSE Listed Company Manual. This standard requires the trailing 30-day average closing share price to remain at or above $1.00.

As outlined in Section 802.01C of the NYSE Listed Company Manual, upon receiving notice, Cobalt has a six-month cure period to regain compliance. Within this cure period, Cobalt must have a closing share price of $1.00 or higher on the last trading day of a given month or at the end of the cure period. In addition, Cobalt’s coinciding trailing 30-day average closing share price must also be $1.00 or higher.

Cobalt has notified the NYSE of its intention to regain compliance within the six-month cure period. During the cure period, Cobalt’s stock will continue to be listed on the NYSE, subject to its ability to remain in compliance with other continued listing standards. The notice received from the NYSE does not affect the ongoing business of Cobalt, nor does it trigger any violations, including any event of default, of its secured or unsecured debt obligations.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Aaron Skidmore Director, Investor Relations +1 (713) 457-4426	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

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